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                                                                   Exhibit 10.26
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), dated as of April, 2004, by and between RADIATION THERAPY SERVICES, INC., a Florida corporation, ("Company"), and JAMES H. RUBENSTEIN, M.D. ("Executive").

         WHEREAS, the Company is engaged in the business of providing radiation therapy services to cancer patients;

         WHEREAS, the Executive is currently employed by the Company as its Medical Director and Secretary and is a licensed radiation oncologist who provides medical services at the Company's radiation therapy centers;

         WHEREAS, the Executive and the Company are currently parties to an Executive Employment Agreement and a Physician Employment Agreement dated April 1, 1998 (the "Prior Agreements") which Prior Agreements will be superseded by this Agreement and a new Physician Employment Agreement conditioned upon closing of the Company's initial public offering;

         WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth; and

         WHEREAS, Executive will be entering into a Physician Employment Agreement with a subsidiary of the Company, 21st Century Oncology, Inc. (the "Physician Agreement") concurrently with this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company's Medical Director and Secretary during the term of this Agreement. In such capacity, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such positions and as the Chief Executive Officer may reasonably assign to him from time to time consistent with such positions. The Company shall use its best efforts to cause the Executive to be a member of the Company's Board of Directors throughout the term of this Agreement and shall include him in the management slate for election as director.

         Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company provided; however, that nothing herein shall preclude Executive from (i) providing physician services for up to two (2) days per week pursuant to the Physician Agreement, (ii) serving or continuing to serve as an officer or on the board of directors of entities that do not compete with the Company or (iii) serving or continuing to serve on the boards or advisory committees of medical, charitable or other similar organizations.

         2. TERM OF AGREEMENT. The initial three (3) year term of employment under this Agreement shall commence as of the date of closing of the Company's initial public offering (the "Effective Date"). After the expiration of such initial 3 year employment period, the term of the Executive's employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall



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terminate upon the expiration of the current term.

                  Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 6 below, if the Executive (i) becomes disabled as described in Section 6(b), (ii) is terminated for Cause, as defined in Section 6(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 6(d).

         3. EXECUTIVE COMPENSATION.

                  (a) Annual Base Salary. The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than Four Hundred Fifty Thousand Dollars ($450,000), payable in installments consistent with the Company's normal payroll schedule. The Board or its Compensation Committee shall review this base salary at annual intervals, and may adjust the Executive's annual base salary from time to time as the Board or its Compensation Committee deems to be appropriate.

                  (b) Performance Incentive Bonus. The Executive shall also be entitled to receive a quarterly performance based incentive bonus from the Company for each fiscal quarter of the Company during the term of this Agreement, pursuant to the Company's earnings before interest, taxes, depreciation and amortization performance-based bonus plan for executive officers and significant employees set forth in the attached Appendix "A." The bonus shall be paid to Executive within thirty (30) days following the availability of the Company's audited financial statements and shall be payable in cash, provided however, Executive may elect in his sole discretion to receive up to 50% of his bonus award in shares of restricted shares of Company common stock (the "Restricted Shares") which stock shall be valued at a price per share equal to the closing price of the Company's stock on the last trading day of the fiscal quarter less a ten percent (10%) discount. The Company shall use its best efforts to register, and maintain the effectiveness of the registration, for resale all of the Restricted Shares awarded to Executive pursuant to a Form S-8 (or any successor form) registration statement under the Securities Act.

                  (c) Stock Options. Executive shall receive a stock option grant of 300,000 shares of Company common stock at an exercise price per share equal to the initial public offering price of the Company's common stock (the "Option Shares"). The Option Shares will vest over a three (3) year period from the date of the grant; provided that Executive is employed as of any vesting date and if Executive is terminated for cause, all unvested stock will be forfeited and cancelled; and provided further that upon the earlier to occur of
(A) in the event of the termination of Executive's employment within six (6) months of the occurrence of a Change in Control (as defined below) by the Company other than for Cause (as defined below), or voluntarily by Executive or
(B) your continued active employment by the Company in good standing for at least six (6) months from the consummation of the Change in Control, Executive shall be fully vested in any then unvested Option Shares (it being understood that there shall not be accelerated vesting of the Option Shares upon any other termination of Executive's employment). This stock option grant shall be under the Company stock option plan and the parties shall enter into a separate stock option agreement reflecting the terms of this stock option grant. The Company shall use its best efforts to register, and maintain the effectiveness of the registration, for resale all of the Option Shares granted to Executive pursuant to a Form S-8 (or any successor form) registration statement under the Securities Act.

         4. ADDITIONAL COMPENSATION AND BENEFITS. The Executive shall receive the following additional compensation and welfare and fringe benefits:

                  (a) Participation in Benefit Plans. The Executive shall be eligible to participate in the




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employee benefit plans and programs maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time.

                  (b) Vacation. The Executive shall be entitled to no less than four weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or Compensation Committee) during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

                  (c) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company's business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

                  In addition to the benefits provided pursuant to the preceding paragraphs of this Agreement, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees.

         5. PHYSICIAN AGREEMENT. The compensation set forth in Section 3 above is intended to compensate Executive for the services he provides while Medical Director and Secretary. If the Physician Agreement is terminated for any reason, but this Agreement is not terminated, the Agreement shall remain in full force and effect except that Executive's annual base salary shall be increased to Nine Hundred Thousand Dollars ($900,000) and subsection (i) of Section 1 of this Agreement shall be deemed to be of no further force or effect.

         6. PAYMENTS UPON TERMINATION

                  (a) Involuntary Termination. If the Executive's employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination. The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

                  If the termination is not for death, disability as described in paragraph (b), for Cause as described in paragraph (c) or a voluntary termination by the Executive as described in paragraph (d), the Company shall also be obligated to make a series of monthly payments to the Executive for each month during the remaining term of this Agreement, but not less than thirty-six
(36) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of Executive's annual base salary, as in effect on the date of termination plus the amount of the Executive's four most recent quarterly bonuses. In addition, the vesting of any restricted stock, stock options or other awards granted to the Executive under the terms of the Company's stock plan or any written agreement with the Executive shall become immediately vested in full and, in the case of stock options, exercisable in full. Executive shall also be permitted to continue to participate at the Company's expense in all benefit and insurance plans, coverage and programs in which he was participating in for a period of one (1) year. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this paragraph.

                  (b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties




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and is likely to continue for an indefinite period. Upon such termination, the
Company shall pay to Executive a monthly disability benefit equal to one-twelfth (1/12th) of his current annual base salary at the time he became permanently disabled. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of permanent disability and cease with the earliest of (i) the month in which the Executive returns to active employment, either with the Company or otherwise, (ii) the end of the initial term of this Agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any amounts payable under this Section 6(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

                  (c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

                  For purposes of this Agreement, the term "Cause" shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 10 and 11 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving fraud, dishonesty or moral turpitude; or (iv) the intentional gross misconduct or willful gross neglect of the Executive in carrying out his duties hereunder resulting in material economic harm to the Company (other than resulting from the Executive's incapacity due to physical or mental disability) if Executive acted without a good faith belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, no termination pursuant to subsection (iv) shall be treated as termination for cause unless the Board has provided executive with at least thirty (30) days prior written notice specifying in reasonable detail the alleged breach and giving the Executive a minimum of one hundred twenty (120) days or such longer period as is reasonably necessary to correct such alleged breach.

                  If Executive is no longer providing Executive Services but provides Physician Services on a full time basis, "Cause" shall also include the final, non-applicable suspension, cancellation or revocation of Executive's license to practice medicine or to prescribe drugs in any state the Physician Services are provided or the exclusion of Executive as a participating physician from the Medicare or Medicaid program or any material third party payor or managed care programs as a result of any wrongful act of Executive.

                  (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

                  For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive resigns during the period of three months after the date he is (i) assigned to a position other than Medical Director and Secretary of the Company (other than for Cause, or by reason of permanent disability), (ii) assigned duties materially inconsistent with such position, (iii) transferred to a geographic location of employment more than 50 miles from the current location of employment, (iv) directed to report to anyone other than the Company's Chief Executive Officer.

         7. EFFECT OF CHANGE IN CORPORATE CONTROL

                  (a) In the event of a Change in Corporate Control, the vesting of any restricted stock, stock




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options or other awards granted to the Executive under the terms of the
Company's stock plans or any written agreement with Executive shall become immediately vested in full and, in the case of stock options, exercisable in full.

                  In addition, if, at any time during the period of twelve (12) consecutive months following or six (6) months prior to the occurrence of a Change in Corporate Control, the Executive is involuntarily terminated (other than for Cause) by the Company, the Executive shall be entitled to receive as severance pay from the Company in a lump sum payment within 30 days the amount equal to the sum of (i) 250% of the Executive's annual base salary in effect at the time of the Change in Corporate Control plus (ii) 250% of the annual bonus paid to the Executive with respect to the last fiscal year of the Company ending prior to the Change in Corporate Control.

                  (b) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

                           (1) The acquisition in one or more transactions of
                  more than fifty percent (50%) of the Company's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

                           (2) Any merger or consolidation of the Company into
                  or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

                           (3) Any election of persons to the Board of Directors
                  which causes a majority of the Board of Directors to consist of persons other than (i) persons who were members of the Board of Directors during the first year of this Agreement and
                  (ii) persons who were nominated for election as members of the Board by the Board of Directors (or a Committee of the Board) at a time when the majority of the Board (or of such Committee) consisted of persons who were members of the Board of Directors during the first year of this Agreement; provided, that any person nominated for election by the Board of Directors composed entirely of persons described in (i) or
                  (ii), or of persons who were themselves nominated by such Board, shall for this purpose be deemed to have been nominated by a Board composed of persons described in (i).

                           (4) Any person, or group of persons, announces a
                  tender offer for at least fifty percent (50%) of the Company's Common Stock.

provided, however, that if the Change in Corporate Control occurs and Executive continues in his position, the Executive's then current annual base salary and bonus shall be automatically increased by 150% for the period which is the greater of the remaining term of this Agreement or three (3) years, in lieu of the amounts set forth in (a) above.

                  In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement ("Benefits") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then benefits to which Executive will be entitled pursuant to this Section 7 (the "Benefits") shall be either: (i) provided to Executive in full, or (ii) provided to Executive as to




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such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of Executive and the Company (the "Accountant"). The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

         8. DEATH. If the Executive dies during the term of this Agreement, the Company shall pay to the Executive's estate a lump sum payment equal to the sum of the Executive's base salary accrued through the date of death plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

         9. WITHHOLDING. The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

         10. PROTECTION OF CONFIDENTIAL INFORMATION. The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company's customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company's prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

                  The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.

         11. COVENANT NOT TO COMPETE. The Executive hereby agrees that he will not, either during the term of the Employment Agreement or during the period of two (2) years from the time this Employment Agreement is terminated or expires for any reason, (i) engage in any business activities on behalf of any enterprise which competes with the Company in the business of providing or managing radiation therapy services in any state which the Company then operates in, (ii) solicit the Company's employees or customers or (iii) hire any of the Company's employees. The Executive will be deemed to be engaged in such business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed to be engaging in business activities.

         12. INJUNCTIVE RELIEF. The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set




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forth in Sections 10 and 11 of this Agreement and accordingly agrees that the
Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

         It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

         The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 10 and 11 hereof are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 10 and 11 hereof (including without limitation the length of the term of the provisions of Sections 10 and 11 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhabited and faithful observance of each of the covenants contained in Sections 10 and 11 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 10 and 11 hereof. The Executive further acknowledges that the restrictions contained in Sections 10 and 11 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

         If the Executive shall be in violation of any provision of Sections 10 and 11, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 10 and 11 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

         Sections 10, 11 and 12 of this Agreement shall survive the termination or expiration of this Agreement.

         13. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         14. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company may assign this Agreement to any of its subsidiaries or affiliates.

         15. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede the Prior Agreements and any other previous contracts, arrangements or understandings between the Company and the Executive related to employment. The Agreement may be amended at any time by mutual


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written agreement of the parties hereto.

         16. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

         17. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         18. WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         19. COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.


                                     RADIATION THERAPY SERVICES, INC.

                                     By:
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     EXECUTIVE:

                                     -------------------------------------------
                                     James H. Rubenstein, M.D.






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                                  APPENDIX "A"

                           (PERFORMANCE BONUS PLAN FOR
                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES)


         In accordance with Section 3(b) of this Agreement, the Executive shall be entitled to receive during the term of this Agreement a quarterly bonus equal to no less than 1.35% of the Company's earnings before interest, taxes, depreciation and amortization which amount may be increased from time to time in compliance with Section 162(m) of the Internal Revenue Code and the bonus plan.



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                           CONSENT OF DIRECTOR NOMINEE


         I hereby consent to being named in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-114603) of Radiation Therapy Services, Inc., a Florida corporation (the "Company"), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein), as a director nominee of Company, with my election or appointment (if so elected or appointed) becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.


Dated:  May 19, 2004



                                        /s/ Herbert F. Dorsett
                                        -----------------------
                                        Herbert F. Dorsett